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                                                                       Exhibit S


The amount or estimated amounts, itemized in reasonable detail, of expenses, other than Dealers' commissions, incurred or borne by or for the account of the issuer in connection with the offering of the Global A$ Bonds and the Medium-Term Notes or properly chargeable thereto, including legal, engineering certification and other charges.

      SEC filing fee                         US$   80,900.00
      Printing and engraving expenses*             15,000.00
      Fiscal Agent's fees and expenses*            10,000.00
      Legal fees and expenses*                     45,000.00
      Miscellaneous*                               10,000.00
                                             ---------------
                                             US$  160,900.00

*Estimated